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                                                                   EXHIBIT 3.1.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           THE PRINCETON REVIEW, INC.

                  It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is The Princeton Review, Inc.

         2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out paragraph (A) of Article Fourth thereof and by substituting in lieu of said paragraph A the following new paragraph:

                  FOURTH. (A): The total number of shares of stock the Corporation shall have authority to issue is (i) 25,000,000 shares of Class A Voting Common Stock, $.01 par value per share ("Class A Common Stock"), (ii) 10,000,000 shares of Class B Non-Voting Common Stock, $.01 par value per share ("Class B Non-Voting Common Stock") and together with the Class A Common Stock, ("Common Stock"), and (iii) 5,000,000 shares of Series A Preferred Stock, $.01 par value per share ("Series A Preferred Stock"). Each one share of authorized Common Stock issued and outstanding or standing in the name of the Corporation at the close of business on the date of filing and recording (the "Effective Time") of this Certificate of Amendment of Certificate of Incorporation of the Corporation (the "Amendment") with the Secretary of State of the State of Delaware shall thereupon automatically be reclassified and changed into 0.846 validly issued, fully paid and nonassessable shares of Common Stock of such share's class prior to such reclassification (the "Stock Combination"). The effect of all other amendments set forth in this Amendment shall take place prior to the Stock Combination and the Effective Time. Each holder of record of shares of Common Stock to be so reclassified and changed shall at the Effective Time become the record owner of the number of shares of Common Stock as shall result from such reclassification and change. Each such record holder shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock to be so reclassified and changed at the office of the Corporation in such form and accompanied by such documents, if any, as may be prescribed by the officers of the Corporation, a new certificate or certificates representing the number of shares of Common Stock of which it, he or she is the record owner after giving effect to the provisions of this paragraph. The Corporation shall not issue fractional shares with respect to the reclassification and change, and instead shall in lieu of any fractional share of Common Stock which would otherwise result, issue to the holder entitled thereto one whole share of Common Stock, which share shall be validly issued, fully paid and nonassessable.
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         3.       The Amended and Restated Certificate of the Corporation is
hereby amended by striking out subparagraph (a) of Section 4 of paragraph (C) of Article Fourth thereof and by substituting in lieu of said subparagraph (a) the following new subparagraph:

                  (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined (i) by dividing the Initial Purchase Price by the Conversion Price (as defined below) in effect at the time of conversion in all cases other than in the case of an Adjustment IPO (as that term is defined in Section 4(d)(ix) below) and
(ii) at the rate described in Section 4(d)(ix) in the event of an Adjustment IPO. The conversion Price at which shares of Class A Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof ("Conversion Price") shall initially be $6.40. Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below.

         4. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the introductory paragraph of clause (ix) of subparagraph (d) of Section 4 of paragraph (C) of Article Fourth thereof and by substituting in lieu of said paragraph the following new introductory paragraph:

                  (ix) Certain Adjustments in Connection with the Pricing of an Adjustment IPO. In the event that the Corporation is effecting a sale of its Common Stock in a QIPO (as defined in Section 5 below) at a public offering price per share of less than the product of (x) the Initial Purchase Price and
(y) 1.5115 (subject to appropriate adjustment, including any stock split, stock dividend or capitalization after the date of the first issuance of the Series A Preferred Stock) (an "Adjustment IPO"), then, immediately prior to the consummation of such sale and notwithstanding the Conversion Price in effect at such time, the Series A Preferred Stock shall automatically convert into shares of Class A Common Stock in accordance with the following:

         5. The amendment of the Certificate of Incorporation of the Corporation hereby certified has been duly adopted and written consent has been given in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.


                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by John Katzman, its Chairman and CEO, this 16th of November 2000.



                                          The Princeton Review, Inc.


                                          By: /s/ John Katzman
                                              ______________________
                                              John Katzman
                                              Chairman &CEO